Exhibit 99.2

Liberty Media Corporation Prices Secondary Offering on Behalf of Selling Stockholders of Series C Liberty Formula One Common Stock

ENGLEWOOD, Colo.— (BUSINESS WIRE) — Liberty Media Corporation (“Liberty”) (Nasdaq: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA, FWONK) announced today the pricing of an underwritten public offering on behalf of certain selling stockholders (the “Selling Stockholders”) of 17,697,330 shares of Liberty’s Series C Liberty Formula One common stock, par value $0.01 per share (“FWONK”), at a price to the public of $37.40 per share. The Selling Stockholders acquired the shares of FWONK offered in this offering (or, as applicable, the exchangeable notes for which such shares will be exchanged immediately prior to settlement and closing) in January 2017 in connection with the consummation of Liberty’s acquisition of Delta Topco Limited, the parent company of Formula 1. The shares of FWONK offered in this offering include 14,527,925 shares of FWONK that will be issued to the Selling Stockholders in exchange for approximately $323.2 million aggregate principal amount of exchangeable notes, and accrued interest thereon, immediately prior to the settlement and closing of this offering. Pro forma for the offering, there will be approximately $27.4 million principal amount of exchangeable notes outstanding.

The offering is expected to settle and close on September 22, 2017, subject to the satisfaction of customary closing conditions.

The Selling Stockholders will receive all of the net proceeds from the sale of shares of FWONK. Liberty will not receive any proceeds from the sale of shares of FWONK on behalf of the Selling Stockholders in this offering.

Following the closing of the offering, the selling shareholders of Formula 1 (the “Formula 1 Selling Shareholders”) who acquired shares of FWONK in January 2017 in connection with the Formula 1 Acquisition will own approximately 3% of the equity of the Formula One Group, pro-forma for the dilutive impact of the remaining exchangeable notes and assuming no prior or subsequent acquisitions of Liberty Formula One common stock. This ownership percentage is calculated based on approximately 230.8 million shares of Liberty Formula One common stock outstanding as of August 31, 2017, which includes shares of FWONK issuable upon exchange of the remaining exchangeable notes issued to the Formula 1 Selling Shareholders not sold in this offering.

Goldman Sachs & Co. LLC is acting as book-running manager for the offering. When available, copies of the prospectus supplement for the offering may be obtained on the website of the Securities and Exchange Commission (“SEC”), www.sec.gov, or by contacting Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, NY 10282, Telephone: 1-866-471-2526, Email: prospectus-ny@ny.email.gs.com.

The shares of FWONK will be sold pursuant to an effective shelf registration statement on Form S-3 previously filed with the SEC.

This press release does not constitute an offer to sell or the solicitation of an offer to buy shares of FWONK or any other securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. The offering of these securities may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the pricing and intended closing of a public offering of shares of FWONK.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions.  These forward-looking statements speak only as of the date of this press release, and Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Please refer to the publicly filed documents of Liberty, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, for risks and uncertainties related to Liberty’s business which may affect the statements made in this press release.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses.  Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Formula One Group.  The businesses and assets attributed to the Liberty SiriusXM Group (Nasdaq: LSXMA, LSXMB, LSXMK) include Liberty’s interest in SiriusXM. The businesses and assets attributed to the Braves Group (Nasdaq: BATRA, BATRK) include Liberty’s subsidiary Braves Holdings, LLC.  The businesses and assets attributed to the Formula One Group (Nasdaq: FWONA, FWONK) consist of all of Liberty’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its subsidiary Formula 1, its interest in Live Nation Entertainment and minority equity investments in Time Warner Inc. and Viacom.

Liberty Media Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Media Corporation